Exhibit 99.1

FOR IMMEDIATE RELEASE
January 17, 2018

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS RECORD EARNINGS FOR THE FOURTH QUARTER AND YEAR 2017

Earnings Summary
(in thousands except per share data)	4Q 2017	3Q 2017	4Q 2016	Year 2017	Year 2016
Net income	$14,912	$13,763	$11,866	$51,493	$47,346
Earnings per share	$0.84	$0.78	$0.67	$2.92	$2.70
Earnings per share - diluted	$0.84	$0.78	$0.67	$2.92	$2.70

Return on average assets	1.43%	1.33%	1.19%	1.27%	1.21%
Return on average equity	11.18%	10.45%	9.41%	9.93%	9.58%
Efficiency ratio	57.76%	56.55%	58.15%	58.66%	58.54%
Tangible common equity	11.43%	11.24%	11.25%

Dividends declared per share	$0.33	$0.33	$0.32	$1.30	$1.26
Book value per share	$30.00	$29.58	$28.40

Weighted average shares	17,650	17,633	17,593	17,631	17,548
Weighted average shares - diluted	17,674	17,653	17,617	17,653	17,566

Note:  FASB recently announced its intention to issue a proposal to adjust regulatory capital balances that were unexpectedly affected by the new tax reform law.  If adopted, these adjustments could have a positive yet insignificant impact on our final risk-based capital computations.  Community Trust Bancorp, Inc. anticipates electing to early adopt effective December 31, 2017 should the proposed guidance be issued.

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports record earnings for the fourth quarter 2017 of $14.9 million, or $0.84 per basic share, compared to $13.8 million, or $0.78 per basic share, earned during the third quarter 2017 and $11.9 million, or $0.67 per basic share, earned during the fourth quarter 2016.  Earnings for the year ended December 31, 2017 were a record $51.5 million, or $2.92 per basic share, compared to $47.3 million, or $2.70 per basic share, for the year ended December 31, 2016.

The December 22, 2017 enactment of the Tax Cuts and Jobs Act of 2017 resulted in an immediate recognition of a tax benefit of $2.8 million as CTBI is in a net deferred tax liability position.  The impact to earnings per share was $0.16 per share for the quarter and year ended December 31, 2017.  As a result of the positive impact on income tax expense during the period, CTBI announced a one-time bonus for all non-executive employees of $1,000 per full-time employee and $500 per part-time employee.  The $0.7 million after-tax impact to earnings per share resulting from this accrual was $0.04 per share for the quarter and year ended December 31, 2017.  The net impact to earnings per share from these two events, therefore, was an increase of $0.12 per share.

4th Quarter 2017 Highlights

❖	Net interest income for the quarter of $35.1 million was an increase of $0.1 million, or 0.4%, from third quarter 2017 and $1.7 million, or 5.1%, from prior year fourth quarter.

❖	Provision for loan losses for the quarter ended December 31, 2017 increased $2.2 million from prior quarter and $0.8 million from prior year same quarter.

❖	Our loan portfolio increased $9.5 million, an annualized 1.2%, during the quarter and $184.6 million, or 6.3%, from December 31, 2016.

❖
Net loan charge-offs for the quarter ended December 31, 2017 were $3.1 million, or 0.39% of average loans annualized, compared to $1.4 million, or 0.18%, experienced for the third quarter 2017 and $1.9 million, or 0.26%, for the fourth quarter 2016.

❖
Nonperforming loans at $28.3 million decreased $1.7 million from September 30, 2017 but increased $0.8 million from December 31, 2016.  Nonperforming assets at $60.4 million decreased $1.8 million from September 30, 2017 and $3.0 million from December 31, 2016.

❖	Deposits, including repurchase agreements, increased $47.3 million during the quarter and $175.3 million from December 31, 2016.

❖
Noninterest income for the quarter ended December 31, 2017 of $12.4 million was an increase of $0.2 million, or 1.8%, from prior quarter but a decrease of $0.1 million, or 0.8%, from prior year same quarter.  The variance in noninterest income was primarily due to fluctuations in the valuation of our mortgage servicing rights.

❖
Noninterest expense for the quarter ended December 31, 2017 of $27.7 million increased $0.8 million, or 3.0%, from prior quarter, and $0.7 million, or 2.7%, from prior year same quarter.  The variance in noninterest expense for the quarter was due to the one-time bonus discussed above, which resulted in an increase in personnel expense.  The increase in personnel expense was partially offset by a decrease in net other real estate owned expense.

Net Interest Income

Net interest income for the quarter of $35.1 million was an increase of $0.1 million, or 0.4%, from third quarter 2017 and $1.7 million, or 5.1%, from prior year fourth quarter.  Our net interest margin at 3.65% was down two basis points from prior quarter and one basis point from prior year same quarter, while our average earning assets increased $31.0 million and $178.6 million, respectively, during those same periods.  Our yield on average earning assets increased 5 basis points from prior quarter and 18 basis points from prior year same quarter, and our cost of funds increased 10 basis points from prior quarter and 26 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 89.1% for the quarter ended December 31, 2017 compared to 91.1% for the quarter ended September 30, 2017 and 87.9% for the quarter ended December 31, 2016.  Net interest income for the year ended December 31, 2017 increased $4.4 million, or 3.3%, from December 31, 2016.

Noninterest Income

Noninterest income for the quarter ended December 31, 2017 of $12.4 million was an increase of $0.2 million, or 1.8%, from prior quarter but a decrease of $0.1 million, or 0.8%, from prior year same quarter.  The increase from prior quarter consisted of a $0.3 million increase in loan related fees, as a result of fluctuations in the valuation of our mortgage servicing rights, and a $0.1 million increase in trust revenue.  These increases were partially offset by a $0.1 million decrease in net gains on other real estate owned.  The decrease from prior year same quarter consisted of a $0.4 million decrease in loan related fees, partially offset by a $0.2 million increase in trust revenue.  Noninterest income for the year ended December 31, 2017 of $48.5 million was a $0.1 million, or 0.1% increase, from the year ended December 31, 2016.

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2017 of $27.7 million increased $0.8 million, or 3.0%, from prior quarter, and $0.7 million, or 2.7%, from prior year same quarter.  The increase in noninterest expense was due to increased personnel expense of $1.7 million from prior quarter and $1.4 million from prior year same quarter.  Personnel expense increased $0.9 million due to a one-time bonus for all non-executive employees of $1,000 per full-time employee and $500 per part-time employee so that they may share in the benefit CTBI received from the recently enacted tax legislation.  Personnel expense was also impacted by a $0.6 million increase in the cost of group medical and life insurance from prior quarter and a $0.3 million increase in salaries from prior year same quarter.  The increase in personnel expense was partially offset by a decrease in net other real estate owned expense of $0.9 million from prior quarter and $0.5 million from prior year same quarter.  Noninterest expense for the year ended December 31, 2017 increased $2.8 million, or 2.6%, compared to the year ended December 31, 2016, as a result of a $1.8 million increase in personnel expense and a $1.6 million increase in net other real estate owned expense, partially offset by a $0.6 million decrease in FDIC insurance.  The increase year over year in personnel expense included a $1.1 million increase in salaries, a $0.5 million increase in bonuses and incentives, and a $0.4 million increase in the cost of group medical and life insurance.

Balance Sheet Review

CTBI’s total assets at $4.1 billion were relatively flat to prior quarter with a $0.3 million increase from September 30, 2017 and a $204.1 million, or 5.2%, increase from December 31, 2016.  Loans outstanding at December 31, 2017 were $3.1 billion, increasing $9.5 million, or an annualized 1.2%, from September 30, 2017 and $184.6 million, or 6.3%, from December 31, 2016.  We experienced an increase during the quarter of $4.7 million in the commercial loan portfolio, $2.9 million in the residential loan portfolio, $1.8 million in the indirect loan portfolio, and $0.1 million in the consumer direct loan portfolio.  CTBI’s investment portfolio decreased $17.5 million, or an annualized 11.5%, from September 30, 2017 and $19.8 million, or 3.3%, from December 31, 2016.  Deposits in other banks increased $19.1 million from prior quarter and $41.0 million from December 31, 2016.  Deposits, including repurchase agreements, at $3.5 billion increased $47.3 million, or an annualized 5.4%, from September 30, 2017 and $175.3 million, or 5.3%, from December 31, 2016.  Wholesale brokered deposits acquired in the third quarter 2017 accounted for $82.3 million of the year over year deposit growth.

Shareholders’ equity at December 31, 2017 was $530.7 million, a 5.9% annualized increase from the $522.9 million at September 30, 2017 and a 6.0% increase from the $500.6 million at December 31, 2016.  CTBI’s annualized dividend yield to shareholders as of December 31, 2017 was 2.80%.

Asset Quality

CTBI’s total nonperforming loans, not including troubled debt restructurings, were $28.3 million, or 0.91% of total loans, at December 31, 2017 compared to $30.0 million, or 0.96% of total loans, at September 30, 2017 and $27.5 million, or 0.93% of total loans, at December 31, 2016.  Accruing loans 90+ days past due decreased $46 thousand from prior quarter and $0.7 million from December 31, 2016.  Nonaccrual loans decreased $1.7 million during the quarter, but increased $1.5 million from December 31, 2016.  Accruing loans 30-89 days past due at $19.4 million was an increase of $2.0 million from September 30, 2017 and $3.0 million from December 31, 2016.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at December 31, 2017 totaled $47.4 million, a $1.2 million increase from the $46.2 million at September 30, 2017 but a $4.8 million decrease from the $52.2 million at December 31, 2016.

Our level of foreclosed properties at $32.0 million at December 31, 2017 was relatively flat to September 30, 2017, but a $3.9 million decrease from the $35.9 million at December 31, 2016.  Sales of foreclosed properties for the quarter ended December 31, 2017 totaled $1.0 million while new foreclosed properties totaled $1.1 million.  At December 31, 2017, the book value of properties under contracts to sell was $2.2 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the fourth quarter 2017 totaled $0.2 million compared to $0.9 million in the third quarter 2017 and $0.6 million in the fourth quarter 2016.  Write-downs for the year ended December 31, 2017 totaled $3.0 million compared to $1.2 million for the year 2016.

Net loan charge-offs for the quarter ended December 31, 2017 were $3.1 million, or 0.39% of average loans annualized, compared to $1.4 million, or 0.18%, experienced for the third quarter 2017 and $1.9 million, or 0.26%, for the fourth quarter 2016.  Of the net charge-offs for the quarter, $1.7 million were in commercial loans, $0.8 million were in indirect auto loans, $0.4 million were in residential loans, and $0.2 million were in consumer direct loans.  Commercial loan charge-offs increased $1.0 million for the quarter, $0.8 million of which was one commercial real estate loan with a previous specific reserve of $0.5 million.  Allocations to loan loss reserves were $2.9 million for the quarter ended December 31, 2017 compared to $0.7 million for the quarter ended September 30, 2017 and $2.0 million for the quarter ended December 31, 2016.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at December 31, 2017 was 127.8% compared to 121.2% at September 30, 2017 and 130.8% at December 31, 2016.  Our loan loss reserve as a percentage of total loans outstanding was reduced to 1.16% at December 31, 2017 from the 1.17% at September 30, 2017 and the 1.22% at December 31, 2016.  The reduction in the loan loss reserve from prior quarter was driven primarily by a reduction in required specific reserves as loans with specific reserves were charged off during the quarter.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $4.1 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.
Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2017
(in thousands except per share data and # of employees)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest income	$40,673	$39,844	$36,996	$155,696	$146,576
Interest expense	5,571	4,874	3,585	18,294	13,555
Net interest income	35,102	34,970	33,411	137,402	133,021
Loan loss provision	2,862	666	2,043	7,521	7,872

Gains on sales of loans	423	390	474	1,320	1,831
Deposit service charges	6,463	6,499	6,286	25,121	24,966
Trust revenue	2,684	2,534	2,474	10,453	9,585
Loan related fees	1,108	792	1,497	3,678	4,107
Securities gains (losses)	15	48	-	73	522
Other noninterest income	1,723	1,939	1,784	7,863	7,430
Total noninterest income	12,416	12,202	12,515	48,508	48,441

Personnel expense	15,782	14,079	14,404	58,829	57,075
Occupancy and equipment	2,804	2,784	2,737	11,121	10,949
Data processing expense	1,782	1,772	1,768	7,100	6,497
FDIC insurance premiums	316	316	161	1,239	1,789
Other noninterest expense	7,052	7,981	7,935	31,589	30,816
Total noninterest expense	27,736	26,932	27,005	109,878	107,126

Net income before taxes	16,920	19,574	16,878	68,511	66,464
Income taxes	2,008	5,811	5,012	17,018	19,118
Net income	$14,912	$13,763	$11,866	$51,493	$47,346

Memo: TEQ interest income	$41,186	$40,349	$37,515	$157,722	$148,631

Average shares outstanding	17,650	17,633	17,593	17,631	17,548
Diluted average shares outstanding	17,674	17,653	17,617	17,653	17,566
Basic earnings per share	$0.84	$0.78	$0.67	$2.92	$2.70
Diluted earnings per share	$0.84	$0.78	$0.67	$2.92	$2.70
Dividends per share	$0.33	$0.33	$0.32	$1.30	$1.26

Average balances:
Loans	$3,116,070	$3,095,826	$2,939,605	$3,048,879	$2,916,031
Earning assets	3,869,028	3,838,013	3,690,451	3,799,128	3,652,714
Total assets	4,141,555	4,104,226	3,959,515	4,068,970	3,920,257
Deposits, including repurchase agreements	3,498,571	3,397,266	3,343,232	3,406,627	3,306,550
Interest bearing liabilities	2,778,996	2,763,745	2,643,451	2,734,076	2,629,484
Shareholders' equity	529,334	522,378	501,891	518,767	494,398

Performance ratios:
Return on average assets	1.43%	1.33%	1.19%	1.27%	1.21%
Return on average equity	11.18%	10.45%	9.41%	9.93%	9.58%
Yield on average earning assets (tax equivalent)	4.22%	4.17%	4.04%	4.15%	4.07%
Cost of interest bearing funds (tax equivalent)	0.80%	0.70%	0.54%	0.67%	0.52%
Net interest margin (tax equivalent)	3.65%	3.67%	3.66%	3.67%	3.70%
Efficiency ratio (tax equivalent)	57.76%	56.55%	58.15%	58.66%	58.54%

Loan charge-offs	$3,962	$2,443	$2,939	$11,085	$11,668
Recoveries	(860)	(1,035)	(1,028)	(3,782)	(3,635)
Net charge-offs	$3,102	$1,408	$1,911	$7,303	$8,033

Market Price:
High	$51.90	$47.00	$51.35	$51.90	$51.35
Low	$45.00	$40.33	$35.85	$40.33	$30.89
Close	$47.10	$46.50	$49.60	$47.10	$49.60

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
December 31, 2017
(in thousands except per share data and # of employees)

	As of	As of	As of
	December 31, 2017	September 30, 2017	December 31, 2016
Assets:
Loans	$3,122,940	$3,113,421	$2,938,371
Loan loss reserve	(36,151)	(36,391)	(35,933)
Net loans	3,086,789	3,077,030	2,902,438
Loans held for sale	1,033	1,605	1,244
Securities AFS	585,761	603,033	605,394
Securities HTM	659	858	866
Other equity investments	22,814	22,814	22,814
Other earning assets	139,392	130,794	98,937
Cash and due from banks	47,528	48,738	48,603
Premises and equipment	46,318	46,572	47,940
Goodwill and core deposit intangible	65,490	65,504	65,623
Other assets	140,447	138,947	138,310
Total Assets	$4,136,231	$4,135,895	$3,932,169

Liabilities and Equity:
NOW accounts	$51,218	$51,075	$45,872
Savings deposits	1,108,572	1,066,020	1,054,475
CD's >=$100,000	702,218	682,686	598,832
Other time deposits	610,925	613,729	614,211
Total interest bearing deposits	2,472,933	2,413,510	2,313,390
Noninterest bearing deposits	790,930	786,856	767,918
Total deposits	3,263,863	3,200,366	3,081,308
Repurchase agreements	243,814	260,007	251,065
Other interest bearing liabilities	67,498	118,406	67,101
Noninterest bearing liabilities	30,357	34,187	32,080
Total liabilities	3,605,532	3,612,966	3,431,554
Shareholders' equity	530,699	522,929	500,615
Total Liabilities and Equity	$4,136,231	$4,135,895	$3,932,169

Ending shares outstanding	17,693	17,678	17,629
Memo: Market value of HTM securities	$660	$858	$867

30 - 89 days past due loans	$19,388	$17,403	$16,408
90 days past due loans	10,176	10,222	10,847
Nonaccrual loans	18,119	19,798	16,623
Restructured loans (excluding 90 days past due and nonaccrual)	53,010	50,819	54,633
Foreclosed properties	31,996	32,048	35,856
Other repossessed assets	155	160	103

Common equity Tier 1 capital	15.31%	15.01%	15.18%
Tier 1 leverage ratio	12.87%	12.77%	12.75%
Tier 1 risk-based capital ratio	17.20%	16.90%	17.25%
Total risk based capital ratio	18.39%	18.10%	18.50%
Tangible equity to tangible assets ratio	11.43%	11.24%	11.25%
FTE employees	990	996	996

Note:  FASB recently announced its intention to issue a proposal to adjust regulatory capital balances that were unexpectedly affected by the new tax reform law.  If adopted, these adjustments could have a positive yet insignificant impact on our final risk-based capital computations.  Community Trust Bancorp, Inc. anticipates electing to early adopt effective 12/31/17 should the proposed guidance be issued.